Exhibit 99.1

BOOZ ALLEN HAMILTON ANNOUNCES
THIRD QUARTER FISCAL 2016 RESULTS

Strong Book-to-Bill and Backlog

Third Quarter Revenue of $1.31 billion

Adjusted EBITDA of $121 million

Adjusted Diluted Earnings per Share of $0.41

Quarterly dividend increased by 15 percent to $0.15 per share, payable on February 29, 2016

McLean, Virginia; January 27, 2016 - Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of management and technology consulting and engineering services firm Booz Allen Hamilton Inc., today announced preliminary results for the third quarter of fiscal 2016.

The Company’s continued emphasis on innovation and business development, as well as a renewed focus on hiring in the third quarter, contributed to a seasonally strong book-to-bill ratio of 0.64, a 20 percent increase in total backlog year-over-year, and an increase in headcount.

“Booz Allen remains on a steady path toward sustainable, quality growth,” said Horacio Rozanski, President and Chief Executive Officer. “Our third quarter performance keeps us on track for organic revenue growth this fiscal year. We are fully focused on building momentum that will carry over into our next fiscal year and delivering the highest quality work to our clients as we execute on the large number of contracts we have recently won.”

The Company authorized and declared a 15 percent increase to its regular quarterly dividend, to $0.15 per share, which is payable on February 29, 2016, to stockholders of record on February 10, 2016.

Financial Review

Third Quarter 2016 - Below is a summary of results for the fiscal 2016 third quarter and the key factors driving those results.

•
Gross Revenue of $1.31 billion was flat from the prior year period. Revenue results reflected the impact on cost reimbursable contracts from higher indirect spending and the release of certain provisions for the potential recovery of allowable expenses, offset by a modest decline in billable expenses and direct labor.  Increased indirect spending focused primarily on bid and proposal, marketing, recruiting and administrative activities.

•	Adjusted Operating Income of $106.2 million was relatively flat compared to the prior year period. The result was attributable to the revenue factors discussed above.

•
Adjusted Net Income increased to $61.8 million from $54.2 million in the prior year period. The increase was driven by the same factors as Adjusted Operating Income, as well as the benefits of certain tax credits realized in the quarter. The increase in Net Income to $108.1 million from $52.8 million in the prior year period was attributable to the same factors as Adjusted Net Income, as well as the release of certain income tax reserves relating to the acquisition of the Company by The Carlyle Group in July 2008.

•	Adjusted EBITDA of $121.3 million and Adjusted EBITDA margin of 9.3 percent each were relatively flat compared to the prior year period.

•
Diluted EPS increased to $0.71 from $0.35 and Adjusted Diluted EPS increased to $0.41 from $0.36 in the prior year period. The increase in Diluted EPS and Adjusted Diluted EPS was primarily due to the increase in Net Income and Adjusted Net Income, respectively, and a decrease in the Company’s diluted share count.

Booz Allen’s total backlog as of December 31, 2015, increased 20 percent to $12.07 billion, compared to $10.06 billion as of December 31, 2014. Book-to-bill was 0.64 for the third quarter of fiscal 2016, compared to 0.36 in the prior year period. Headcount increased by approximately 380, including approximately 270 staff from the acquisition of the software services unit of SPARC, LLC in the quarter.

Nine Months Ended December 31, 2015 - Booz Allen’s cumulative performance for the first three quarters of fiscal 2016 has resulted in:

•	Revenue of $3.98 billion for the nine months ended December 31, 2015, compared with $3.93 billion for the prior year period, an increase of 1.3 percent;

•	Adjusted Operating Income of $343.2 million for the nine months ended December 31, 2015, compared with $371.5 million for the prior year period;

•
Adjusted Net Income for the nine months ended December 31, 2015, of $185.2 million compared with $195.5 million in the prior year period, and Net Income for the nine months ended December 31, 2015, of $228.6 million, compared with $189.2 million for the prior year period. The increase in Net Income was primarily driven by the release of certain income tax reserves, as referenced above;

•	Adjusted EBITDA for the nine months ended December 31, 2015, of $386.7 million compared with $415.5 million for the prior year period; and

•	Diluted EPS and Adjusted Diluted EPS for the nine months ended December 31, 2015, of $1.51 and $1.24, respectively, compared to $1.24 and $1.30, respectively, for the prior year period.

Net cash provided by operating activities for the first three quarters of fiscal 2016 was $181.0 million compared with $228.1 million in the prior year period.  Free cash flow in the first three quarters of fiscal 2016 was $135.2 million, compared with $210.6 million in the prior year period. The decline in operating cash flow was driven primarily by the significant reduction in accounts receivable achieved in the prior year period. The decline in free cash flow was driven by those same factors, as well as an increase in capital expenditures, primarily related to the reconfiguration of the Company’s facilities footprint in the metropolitan Washington, D.C. area.

Financial Outlook

For our full fiscal year 2016 we are narrowing the guidance we issued on May 21, 2015.  We now expect revenue growth to be in the range of zero to two percent. At the bottom line, for the full year, we are narrowing our guidance for Adjusted Diluted EPS, which is expected to be in the range of $1.61 to $1.67, to reflect increased levels of investment in bid and proposal and hiring activities in order to position the Company for growth in the next fiscal year. This Adjusted Diluted EPS range is based on fiscal year 2016 estimated average diluted shares outstanding of approximately 149.6 million shares, and a 38 percent effective tax rate, which includes qualification in the third quarter for certain federal and state tax credits.

Additionally, we are increasing our diluted EPS guidance, which is now expected to be in the range of $1.87 to $1.93.  The increase to the diluted EPS forecast is due to the items mentioned above and the release of certain income tax reserves in the third quarter. The effective tax rate for the calculation of full-year Net Income is 26 percent.

Conference Call Information

Booz Allen Hamilton will host a conference call at 8 a.m. EST on Wednesday, January 27, 2016, to discuss the financial results for its Third Quarter Fiscal Year 2016 (ended December 31, 2015).

Analysts and institutional investors may participate on the call by dialing (877) 375-9141 International: (253) 237-1151. The conference call will be webcast simultaneously to the public through a link on the investor relations section of the Booz Allen Hamilton web site at investors.boozallen.com. A replay of the conference call will be available online at investors.boozallen.com beginning at 11 a.m. EST on January 27, 2016, and continuing for 30 days.

About Booz Allen Hamilton
Booz Allen Hamilton (NYSE: BAH) has been at the forefront of strategy and technology for more than 100 years. Today, the firm provides management and technology consulting and engineering services to leading Fortune 500 corporations, governments, and not-for-profits across the globe. Booz Allen partners with public and private sector clients to solve their most difficult challenges through a combination of consulting, analytics, mission operations, technology, systems delivery, cybersecurity, engineering, and innovation expertise.

With international headquarters in McLean, Virginia, the firm employs about 22,600 people globally, and had revenue of $5.27 billion for the 12 months ended March 31, 2015. To learn more, visit www.boozallen.com.

CONTACT:
Media Relations - James Fisher 703-377-7595;
Investor Relations - Curt Riggle 703-377-5332.
BAHPR-FI

Non-GAAP Financial Information
“Adjusted Operating Income” represents Operating Income before (i) adjustments related to the amortization of intangible assets, and (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. Booz Allen prepares Adjusted Operating Income to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted EBITDA” represents net income before income taxes, net interest and other expense and depreciation and amortization and before certain other items, including, transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. Booz Allen prepares Adjusted EBITDA to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Net Income” represents net income before: (i) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, (ii) adjustments related to the amortization of intangible assets, (iii) amortization or write-off of debt issuance costs and write-off of original issue discount and (iv) any extraordinary, unusual or non-recurring items, in each case net of the tax effect calculated using an assumed effective tax rate. Booz Allen prepares Adjusted Net Income to eliminate the impact of items, net of taxes, it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to Net Income. Additionally, Adjusted Diluted EPS does not contemplate any adjustments to net income as required under the two-class method of calculating EPS as required in accordance with GAAP.
“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property and equipment.
Booz Allen utilizes and discusses in this release Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS because management uses these measures for business planning purposes, including managing its business against internal projected results of operations and measuring its performance. Management views Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS as measures of the core operating business, which exclude the impact of the items detailed in the supplemental exhibits, as these items are generally not operational in nature. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. Booz Allen also utilizes and discusses Free Cash Flow in this release because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business and measuring liquidity generally. Booz Allen presents these supplemental measures because it believes that these measures provide investors and securities analysts with important supplemental information with which to evaluate Booz Allen’s performance, long term earnings potential, or liquidity, as applicable, and to enable them to assess Booz Allen’s performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in Booz Allen’s industry. Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under GAAP and when analyzing Booz Allen’s performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of Operating and Net Income to Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income, and net cash provided by operating activities to Free Cash Flows and the explanatory footnotes regarding those adjustments, (ii) use Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS in addition to, and not as an alternative to Operating Income, Net Income or Diluted EPS as a measure of operating results, each as defined under GAAP, and (iii) use Free Cash Flows, in addition to, and not as an alternative to, Net Cash Provided by Operating Activities as a measure of liquidity, each as defined under GAAP. Exhibit 4 includes a reconciliation of Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.
No reconciliation of the forecasted range for Adjusted Diluted EPS to Diluted EPS for any period during fiscal 2016 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Forward Looking Statements
Certain statements contained in this press release and in related comments by our management include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Booz Allen’s preliminary financial results, financial outlook and guidance, including forecasted revenue, Diluted EPS, and Adjusted Diluted EPS, future quarterly dividends, and future improvements in operating margins, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct.
These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.
These risks and other factors include: cost cutting and efficiency initiatives, budget reductions, Congressionally mandated automatic spending cuts, and other efforts to reduce U.S. government spending, including automatic sequestration required by the Budget Control Act of 2011 (as amended by the American Taxpayer Relief Act of 2012, the Bipartisan Budget Act of 2013 and the Bipartisan Budget Act of 2015), which have reduced and delayed contract awards and funding for orders for services especially in the current political environment or otherwise negatively affect our ability to generate revenue under contract awards, including as a result of reduced staffing and hours of operation at U.S. government clients; delayed funding of our contracts due to uncertainty relating to and a possible failure of Congressional efforts to craft a long-term agreement on the U.S. government’s ability to incur indebtedness in excess of its current limits, or changes in the pattern or timing of government funding and spending (including those resulting from or related to cuts associated with sequestration or other budgetary cuts made in lieu of sequestration); current and continued uncertainty around the timing, extent, nature, and effect of Congressional and other U.S. government action to address budgetary constraints, including, but not limited to, uncertainty around the outcome of Congressional efforts to craft a long-term agreement on the U.S. government’s ability to incur indebtedness in excess of its current limits, and the U.S. deficit any issue that compromises our relationships with the U.S. government or damages our professional reputation, including negative publicity concerning government contractors in general or us in particular; changes in U.S. government spending, including a continuation of efforts by the U.S. government to decrease spending for management support service contracts, and mission priorities that shift expenditures away from agencies or programs that we support; the size of our addressable markets and the amount of U.S. government spending on private contractors; failure to comply with numerous laws and regulations; our ability to compete effectively in the competitive bidding process and delays or losses of contract awards caused by competitors' protests of major contract awards received by us; the loss of General Services Administration Multiple Award schedule contracts, or GSA schedules, or our position as prime contractor on government-wide acquisition contract vehicles, or GWACs; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time, and resources for our contracts; our ability to generate revenue under certain of our contracts; our ability to realize the full value of and replenish our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in estimates used in recognizing revenue; an inability to attract, train, or retain employees with the requisite skills, experience, and security clearances; an inability to hire, assimilate, and deploy enough employees to serve our clients under existing contracts; an inability to timely and effectively utilize our employees; failure by us or our employees to obtain and maintain necessary security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors, including the improper use or release of our clients' sensitive or classified information; increased insourcing by various U.S. government agencies due to changes in the definition of “inherently governmental” work, including proposals to limit contractor access to sensitive or classified information and work assignments; increased competition from other companies in our industry; failure to maintain strong relationships with other contractors; inherent uncertainties and potential adverse developments in legal or regulatory proceedings, including litigation, audits, reviews, and investigations, which may result in materially adverse judgments, settlements, withheld payments, penalties, or other unfavorable outcomes including debarment, as well as disputes over the availability of insurance or indemnification; continued efforts to change how the U.S. government reimburses compensation related and other expenses or otherwise limit such reimbursements, including recent rules that expand the scope of existing reimbursement limitations, such as a reduction in allowable annual employee compensation to certain contractors as a result of the Bipartisan Budget Act of 2013, and an increased risk of compensation being deemed unallowable or payments being withheld as a result of U.S. government audit, review or investigation; internal system or service failures and security breaches, including, but not limited to, those resulting from external cyber attacks on our network and internal systems; risks related to changes to our operating structure, capabilities, or strategy intended to address client needs, grow our business or respond to market developments; risks associated with new relationships, clients, capabilities, and service offerings in our U.S. and international businesses; failure to comply with special U.S. government laws and regulations relating to our international operations; risks related to our indebtedness and credit facilities which contain financial and operating covenants; the adoption by the U.S. government of new laws, rules, and regulations, such as those relating to organizational conflicts of interest issues or limits; risks related to completed and future acquisitions, including our ability to realize the expected benefits from such acquisitions; an inability to utilize existing or future tax benefits, including those related to our stock-based compensation expense, for any reason, including a change in law; and variable purchasing patterns under U.S. government GSA schedules, blanket purchase agreements and indefinite delivery, indefinite quantity contracts. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, filed with the SEC on May 21, 2015.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
Booz Allen Hamilton Holding Corporation
Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands, except per share data)	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Revenue	$1,307,663	$1,304,686	$3,981,421	$3,931,824
Operating costs and expenses:
Cost of revenue	630,189	641,541	1,899,376	1,928,967
Billable expenses	355,401	366,371	1,097,741	1,064,994
General and administrative expenses	200,809	176,327	597,611	524,368
Depreciation and amortization	16,148	15,191	46,617	47,233
Total operating costs and expenses	1,202,547	1,199,430	3,641,345	3,565,562
Operating income	105,116	105,256	340,076	366,262
Interest expense	(17,762)	(17,863)	(52,937)	(54,544)
Other, net	555	(777)	309	(1,080)
Income before income taxes	87,909	86,616	287,448	310,638
Income tax (benefit) expense	(20,146)	33,809	58,871	121,432
Net income	$108,055	$52,807	$228,577	$189,206
Earnings per common share:
Basic	$0.72	$0.35	$1.54	$1.28
Diluted	$0.71	$0.35	$1.51	$1.24
Dividends declared per share	$0.13	$0.11	$0.39	$1.33

Exhibit 2
Booz Allen Hamilton Holding Corporation
Condensed Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)	December 31, 2015	March 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$167,104	$207,217
Accounts receivable, net of allowance	845,175	857,310
Prepaid expenses and other current assets	121,904	98,681
Total current assets	1,134,183	1,163,208
Property and equipment, net of accumulated depreciation	126,048	111,367
Intangible assets, net of accumulated amortization	223,026	219,382
Goodwill	1,361,550	1,304,231
Other long-term assets	121,701	79,305
Total assets	$2,966,508	$2,877,493
Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$72,625	$57,063
Accounts payable and other accrued expenses	432,999	481,815
Accrued compensation and benefits	242,849	279,239
Other current liabilities	45,004	30,877
Total current liabilities	793,477	848,994
Long-term debt, net of current portion	1,514,576	1,569,272
Other long-term liabilities	277,698	272,729
Total liabilities	2,585,751	2,690,995
Stockholders’ equity:
Common stock, Class A — $0.01 par value — authorized, 600,000,000 shares; issued, 153,137,421 shares at December 31, 2015 and 150,237,675 shares at March 31, 2015; outstanding, 148,777,465 shares at December 31, 2015 and 147,238,282 shares at March 31, 2015	1,531	1,502
Special voting common stock, Class E — $0.003 par value — authorized, 25,000,000 shares; issued and outstanding, 0 shares at December 31, 2015 and 1,851,589 shares at March 31, 2015	—	6
Treasury stock, at cost — 4,359,956 shares at December 31, 2015 and 2,999,393 shares at March 31, 2015	(106,893)	(72,293)
Additional paid-in capital	231,340	174,985
Retained earnings	275,356	104,457
Accumulated other comprehensive loss	(20,577)	(22,159)
Total stockholders’ equity	380,757	186,498
Total liabilities and stockholders’ equity	$2,966,508	$2,877,493

Exhibit 3
Booz Allen Hamilton Holding Corporation
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended December 31,
(Amounts in thousands)	2015	2014
	(Unaudited)
Cash flows from operating activities
Net income	$228,577	$189,206
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,617	47,233
Stock-based compensation expense	17,809	19,954
Excess tax benefits from stock-based compensation	(30,055)	(48,452)
Amortization of debt issuance costs and loss on extinguishment	6,276	9,538
Losses on dispositions and impairments	61	1,396
Changes in assets and liabilities:
Accounts receivable	15,885	73,088
Prepaid expenses and other current assets	16,083	15,008
Other long-term assets	(54,925)	773
Accrued compensation and benefits	(6,936)	(31,390)
Accounts payable and other accrued expenses	(50,765)	(56,419)
Accrued interest	2,148	7,467
Other current liabilities	4,505	1,582
Other long-term liabilities	(14,283)	(926)
Net cash provided by operating activities	180,997	228,058
Cash flows from investing activities
Purchases of property and equipment	(45,829)	(17,466)
Cash paid for business acquisitions, net of cash acquired	(50,618)	(23,907)
Net cash used in investing activities	(96,447)	(41,373)
Cash flows from financing activities
Net proceeds from issuance of common stock	4,368	3,699
Stock option exercises	6,399	4,272
Excess tax benefits from stock-based compensation	30,055	48,452
Repurchases of common stock	(34,600)	(33,369)
Cash dividends paid	(57,678)	(195,924)
Dividend equivalents paid to option holders	(31,707)	(47,006)
Debt issuance costs	—	(8,610)
Repayment of debt	(189,500)	(219,188)
Proceeds from debt issuance	148,000	198,438
Net cash used in financing activities	(124,663)	(249,236)
Net decrease in cash and cash equivalents	(40,113)	(62,551)
Cash and cash equivalents — beginning of period	207,217	259,994
Cash and cash equivalents — end of period	$167,104	$197,443
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$40,396	$36,552
Income taxes	$113,422	$114,276
Supplemental disclosures of non-cash investing and financing activities
Assets acquired under capital lease	$6,800	$—

Exhibit 4
Booz Allen Hamilton Holding Corporation
Non-GAAP Financial Information

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands, except share and per share data)	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Adjusted Operating Income
Operating Income	$105,116	$105,256	$340,076	$366,262
Amortization of intangible assets (a)	1,056	1,057	3,169	3,169
Transaction expenses (b)	—	—	—	2,039
Adjusted Operating Income	$106,172	$106,313	$343,245	$371,470
EBITDA & Adjusted EBITDA
Net income	$108,055	$52,807	$228,577	$189,206
Income tax (benefit) expense	(20,146)	33,809	58,871	121,432
Interest and other, net	17,207	18,640	52,628	55,624
Depreciation and amortization	16,148	15,191	46,617	47,233
EBITDA	121,264	120,447	386,693	413,495
Transaction expenses (b)	—	—	—	2,039
Adjusted EBITDA	$121,264	$120,447	$386,693	$415,534
Adjusted Net Income
Net income	$108,055	$52,807	$228,577	$189,206
Amortization of intangible assets (a)	1,056	1,057	3,169	3,169
Transaction expenses (b)	—	—	—	2,039
Release of income tax reserves (c)	(47,667)	—	(47,667)	—
Amortization or write-off of debt issuance costs and write-off of original issue discount	1,307	1,306	3,910	5,267
Adjustments for tax effect (d)	(945)	(945)	(2,832)	(4,190)
Adjusted Net Income	$61,806	$54,225	$185,157	$195,491
Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	149,900,925	150,679,085	149,501,458	150,239,836
Adjusted Net Income Per Diluted Share (e)	$0.41	$0.36	$1.24	$1.30
Free Cash Flow
Net cash provided by operating activities	$92,310	$27,529	$180,997	$228,058
Less: Purchases of property and equipment	(16,267)	(8,535)	(45,829)	(17,466)
Free Cash Flow	$76,043	$18,994	$135,168	$210,592

(a)	Reflects amortization of intangible assets resulting from the Acquisition of our Company by The Carlyle Group.

(b)	Reflects debt refinancing costs incurred in connection with the refinancing transaction consummated on May 7, 2014.

(c)	Release of income tax reserves resulting from the Acquisition of our Company by The Carlyle Group.

(d)	Reflects tax effect of adjustments at an assumed marginal tax rate of 40%.

(e)
Excludes an adjustment of approximately $1.5 million and $3.0 million of net earnings for the three and nine months ended December 31, 2015 respectively, and excludes an adjustment of approximately $0.8 million and $2.9 million of net earnings for the three and nine months ended December 31, 2014 respectively, associated with the application of the two-class method for computing diluted earnings per share.

Exhibit 5
Booz Allen Hamilton Holding Corporation
Operating Data

	As of December 31,
(Amounts in millions)	2015	2014
Backlog
Funded	$2,693	$2,672
Unfunded (1)	2,825	2,673
Priced Options	6,556	4,714
Total Backlog	$12,074	$10,059

(1)
Amount as of December 31, 2014 reflects a reduction by management to the revenue value of orders for services under one then existing single award ID/IQ contract the Company has had for several years, based on an established pattern of funding under this contract by the U.S. government.

	Three Months Ended December 31,
	2015	2014
Book-to-Bill *	0.64	0.36

*	Book-to-bill is calculated as the change in total backlog during the relevant fiscal quarter plus the relevant fiscal quarter revenue, all divided by the relevant fiscal quarter revenue.

	As of December 31,
	2015	2014
Headcount
Total Headcount	22,604	22,329
Consulting Staff Headcount	20,345	20,268

	Three Months Ended December 31,		Nine Months Ended December 31,
	2015	2014	2015	2014
Percentage of Total Revenue by Contract Type
Cost-Reimbursable (2)	49%	53%	51%	55%
Time-and-Materials	27%	25%	26%	26%
Fixed-Price (3)	24%	22%	23%	19%

(2)	Includes both cost-plus-fixed-fee and cost-plus-award fee contracts.

(3)	Includes fixed-price level of effort contracts.

	Three Months Ended December 31,
	2015	2014
Days Sales Outstanding **	62	61

**	Calculated as total accounts receivable divided by revenue per day during the relevant fiscal quarter.